UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2020

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6002 Rogerdale Road, Suite 600 Houston, Texas	77072
(Address of principal executive offices)	(Zip Code)

(713) 470-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	TDW	New York Stock Exchange
Series A Warrants to purchase shares of common stock	TDW.WS.A	New York Stock Exchange
Series B Warrants to purchase shares of common stock	TDW.WS.B	New York Stock Exchange
Warrants to purchase shares of common stock	TDW.WS	NYSE American
Preferred stock purchase rights	N/A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On March 16, 2020, the Compensation Committee of the Board of Directors (the “Committee”) of Tidewater Inc. (the “Company”) met to deliberate with its consultants regarding annual equity grants to the Company’s executive officers, including Quintin V. Kneen, the Company’s President and Chief Executive Officer.

At that time, substantial uncertainty was emerging in the offshore vessel industry due to the impacts of COVID-19 and the disagreement among the Organization of the Petroleum Exporting Countries and other large international producers on the merits of curtailing production to support a higher global price for oil. Because of this uncertainty, the Committee deferred action and instructed its consultants to re-envision long-term compensation, and for them to present potential program structures that appropriately incentivized management to embrace the significant challenges that now lay ahead of the industry while not unduly diluting existing stockholders.

On April 20, 2020 (the “Effective Date”), the Committee met again with its consultants to evaluate these new proposals for structuring annual equity grants.

After deliberation, the Committee determined that the previous day’s closing stock price of $5.32 was a short-term anomaly and inappropriate to use in the determination of long-term compensation. The Committee determined that the 60-trading day average of $10.99, which was 207% above the previous day’s closing price, was the best measure to use in the determination of long-term compensation. In addition, any stock options awarded would use an exercise price of 125% of the closing stock price on the date of grant (“Premium Priced Options”). Because the number of shares subject to these equity awards was calculated using a share price that was materially higher than the current trading value of the Company’s common stock, the accounting charge for these equity grants will be substantially lower than the target award value.

To determine the number of shares and options in Mr. Kneen’s award (his “2020 LTI Grant”), the Committee determined that his target award value of $2.5 million should be allocated 50% in the form of time-vested restricted stock units and 50% in the form of Premium Priced Options. As a result, 113,717 time-based restricted stock units were granted that will vest one-third per year over a three-year period, and 344,598 non-qualified Premium Priced Options were granted with an exercise price of $6.475 per share, which represents 125% of the closing price of a share of the Company’s common stock on the Effective Date ($5.18). These options, which have a ten-year term, also vest one-third per year over a three-year period.

The 2020 LTI Grant will be awarded under, and subject to all of the terms and conditions of, one of the Company’s existing equity plans and an award agreement (the “Agreement”). Vesting of any unvested portion of the 2020 LTI Grant will accelerate upon Mr. Kneen’s death or termination due to disability. In addition, as provided in Mr. Kneen’s change of control agreement, if his employment is terminated by the Company without “Cause” or by him with “Good Reason” within a two-year protected period following a “Change of Control” (as each of these three terms is defined in his change of control agreement), then the vesting of any unvested equity awards (including the 2020 LTI Grant) would accelerate.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the current fiscal quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEWATER INC.

By:	/s/ Daniel A. Hudson
Daniel A. Hudson
Senior Vice President, General Counsel, and Secretary

Date: April 22, 2020

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